EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-136230, 333-148328, 333-152985, 333-183177, 333-192497, 333-215345, 333-226407, and 333-192497 on Form S-8, 333-228751 on Form S-4, and 333-215348 on Form S-3 of our reports dated February 22, 2019 relating to the consolidated financial statements of Enterprise Financial Services Corp and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enterprise Financial Services Corp for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
St. Louis, Missouri
February 22, 2019